Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 033-53369) of Rogers Corporation and Registration Statements (Form S-8 Nos. 333-198038, 333-181199, 333-174195, 333-159063, 333-124489, 333-59634, 333-50901, 333-42545, 333-14419 and 033-53353) pertaining to various stock option plans, employee savings plans, employee stock ownership plans, stock grants, Non-Qualified Stock Option Agreement as dated October 3, 2011 and Time-Based Restricted Stock Unit Award Agreements as dated October 3, 2011 of Rogers Corporation of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Rogers Corporation and the effectiveness of internal control over financial reporting of Rogers Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Providence, Rhode Island
February 18, 2015